AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Plan of Merger”) is made and dated as of December 30, 2005, by and between Capital Automotive LLC (the “LLC”), a Delaware Limited Liability Company, and Capital Automotive REIT (the “REIT”), a Maryland Real Estate Investment Trust.

BACKGROUND

The sole member and Board of Managers of the LLC, and the Board of Trustees and sole common shareholder of the REIT, each have determined that it is desirable and in the best interests of each business entity that the REIT be merged with and into the LLC in accordance with the provisions of this Plan of Merger and subject to applicable law.

NOW, THEREFORE, in consideration of the mutual agreements and conditions contained herein and intending to be legally bound, the parties hereby agree as follows:

1. Merger.

On the Effective Date (as hereinafter defined), the REIT shall be merged with and into the LLC (the “Merger”), and the LLC shall be the business entity surviving the merger and shall retain its current corporate name (the LLC is also referred to herein as the "Surviving Entity”). On the Effective Date of the merger, the REIT shall cease to exist and thereafter its respective properties, business, assets and liabilities shall become the properties, business, assets and liabilities of the LLC as the Surviving Entity, and the LLC shall continue to exist as a limited liability company under the laws of the State of Delaware.

2. Certificate of Formation.

The Certificate of Formation of the LLC on the Effective Date shall be and remain the Certificate of Formation of the Surviving Entity unless and until otherwise amended or modified.

3. Conversion of Stock.

(a)  On the Effective Date, each unit of Membership Interest of the LLC issued or outstanding immediately prior thereto shall cancelled.

(b)   On the Effective Date, each common share of beneficial interest of the REIT outstanding will be converted into one unit of Common Membership Interest of the Surviving Entity, and common shares of beneficial interest held in treasury immediately prior thereto shall be canceled.

(c)   On the Effective Date, each share of the 7.5% Series A Cumulative Redeemable Preferred Shares of the REIT shall be converted into one unit of the 7.5% Series A Cumulative Redeemable Preferred Units of the Surviving Entity.

(d)   One the Effective Date, each share of the 8% Series B Cumulative Redeemable Preferred Shares of the REIT shall be converted into one unit of 8% Series B Cumulative Redeemable Preferred Units of the Surviving Entity.

4. Operating Agreement.

The Limited Liability Company Agreement of the LLC at the Effective Date shall continue in effect and shall be the operating agreement of the Surviving Entity unless and until otherwise amended or modified.

5. Managers and Officers.

The managers and officers of the LLC immediately prior to the Effective Date shall be and remain the managers and officers of the Surviving Entity and, subject to the Limited Liability Company Agreement of the Surviving Entity, shall hold office until their respective successors shall have been appointed, subject to removal, resignation or such other change as may otherwise occur.

6. Effective Date.

The Certificate of Merger shall be filed on December 30, 2005 with the Secretary of State of the State of Delaware and the Articles of Merger shall be filed on December 30, 2005 with the State Department of Assessments and Taxation of the State of Maryland and each shall provide that the Merger shall be effective as of the close of business on December 31, 2005 (the “Effective Date”).

7. Amendment.

The LLC and the REIT, by agreement in writing authorized by, respectively, its sole member and Board of Managers and its Board of Trustees and sole common shareholder, as the case may be, may amend this Plan of Merger at any time before or after approval hereof by the members or shareholders entitled to vote thereon, as the case may be, of either or both of them, but, after any such approval, no amendment shall be made which substantively changes the terms hereof without the further approval of such members or shareholders.

8. Further Actions.

To carry out this Plan of Merger, upon approval hereof, the President, any Vice President, the Treasurer and the Secretary, or other authorized person, of the LLC and the REIT, respectively, shall be vested with full authority to perform all such further acts and to execute any and all agreements, papers and documents necessary or proper in order to give effect to and to consummate the Merger.

9. Expenses.

All charges and expenses necessarily involved in carrying out this Plan of Merger shall be borne by the party that incurred it.

10. Termination.

This Plan of Merger may be terminated at any time prior to the Effective Date by the mutual agreement of the Board of Managers or the Board of Trustees, as the case may be, of the LLC and the REIT.

11. Governing Law.

This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware except to the extent that the merger is governed by the laws of the State of Maryland.

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IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Plan of Merger to be duly executed as of the date first above written.

CAPITAL AUTOMOTIVE LLC

By: /s/ Brian T. Summers
Name: Brian T. Summers
Title: Vice President

CAPITAL AUTOMOTIVE REIT
By: /s/ Brian T. Summers
Name: Brian T. Summers
Title: Vice President